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                                                                       EXHIBIT 5



                                                         April 22, 1996



EMCOR Group, Inc.
101 Merritt Seven
Norwalk, CT 06851

Gentlemen:

        With respect to the Registration Statement on Form S-8 filed by EMCOR Group, Inc. with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1993, as amended, 1,200,000 shares of your Common Stock, par value $.01 per share, to be issued pursuant to the exercise of stock options under your 1994 Management Stock Option Plan and 1995 Non-Employee Directors' Non-Qualified Stock Option Plan, (collectively , "Plans"), I am acting as counsel for you.

        I wish to advise you that in my opinion the 1,200,000 shares to be issued by you pursuant to options granted under the Plans, when issued in accordance with the respective terms of the Plans, will be legally issued, fully paid and non-assessable.

        I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Prospectus. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission.

                              Very truly yours,

                              /s/ Sheldon I. Cammaker
                              -----------------------------
                              Sheldon I. Cammaker
                              Executive Vice President
                              and General Counsel

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